Exhibit 21.1

SunCoke Energy, Inc.

Subsidiaries of the Registrant

Company Name:	Inc. /Reg.

The Claymont Investment Company LLC	DE

SunCoke Technology and Development LLC	DE
—Sun Coke East Servicios de Coquelificaçäo Ltda. (1%)	Brazil

Sun Coke International, Inc.	DE
—Port Talbot Coke Company Limited	England
—Sun Coke East Servicios de Coquelificaçäo Ltda. (99%)	Brazil
—Sun Coke Europe Holding B.V.	Netherlands
——Sun Coke International Development S o2 O.D.W. (99%)	Poland
—Sun Coke International Development S o2 O.D.W. (1%)	Poland
—Sol Coqueria Tubarão Ltda. (0.27%)	Brazil

Sun Coal & Coke LLC	IN
—Indiana Harbor Coke Corporation	DE
——Indiana Harbor Coke Company L.P. (84.2%)	DE
—Indiana Harbor Coke Company	DE
——Indiana Harbor Coke Company L.P. (1%)	DE
—Gateway Energy & Coke Company, LLC	DE
—Haverhill North Coke Company	DE
—Middletown Coke Company, LLC	DE
—SunCoke Energy South Shore, LLC former Chesapeake LLC	DE
—Elk River Minerals Corporation	VA
—Jewell Coke Acquisition Company	DE
——Jewell Coke Company, L.P. (2%)

Jewell Resources Corporation	VA
—Jewell Smokeless Coal Corporation	VA
—Jewell Coal & Coke Company, Inc.	VA
—Oakwood Red Ash Coal Corporation	VA
—Dominion Coal Corporation	VA
—Vansant Coal Corporation	VA
—Omega Mining, Inc.	VA
—Harold Keene Coal Company, Inc.	VA
——Energy Resources LLC	VA
—Jewell Coke Company, L.P. (98%)	DE